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                                                                      EXHIBIT 99

CASE                                                                News Release
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             CASE CORPORATION  700 STATE STREET RACINE, WI 53404
                        U.S.A. HTTP://WWW.CASECORP.COM


For more information, contact:

William B. Masterson    (414) 636-5793



                      CASE CORPORATION PLANS FOR DECLINE
                       IN AGRICULTURAL EQUIPMENT MARKET


            Company Lowers Production Schedules and Reduces Costs;
                        Expects Lower Earnings in 1998


     Racine, Wisconsin (September 9, 1998) -- Case Corporation (NYSE:CSE) said today that it is taking a number of actions in response to anticipated lower demand for agricultural equipment. This lower demand is due to a combination of lower projected farm income in many of the company's major markets and deteriorating economic conditions in several emerging markets, in particular Eastern Europe and the Commonwealth of Independent States. As a result, the company is planning to lower production schedules and aggressively reduce costs to maximize earnings in expectation of a weaker retail market for agricultural equipment in 1999.

     "Recent events in emerging markets and our continued assessment of the global harvest outlook, commodity prices and economic conditions, have increased the likelihood that demand for agricultural equipment will slow from the strong levels of the past several years," said Jean-Pierre Rosso, Case chairman and chief executive officer. "We anticipate that the market will decline next year, by 15 percent in North America and by 5 percent in Western Europe. However, we remain very positive about the industry's underlying long-term fundamentals."

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     Based upon this outlook, Case is lowering its planned worldwide production of agricultural equipment by 9 percent, in addition to the 3 percent reduction announced in the second quarter of this year. The reductions will be made throughout the company's agricultural equipment line, with a higher percentage coming in large equipment to bring production in line with expected retail demand.

     Case also will reduce its worldwide workforce by approximately 1,000 people by year-end, the result of continued process re-engineering benefits, further outsourcing, and lower production. Accordingly, Case said that it will take a restructuring charge of $70 to $80 million in the second half of 1998 for the planned headcount reduction.

     In addition, Case said that, due to the recent devaluation of the Russian ruble and its effect on parts of the former Soviet Union, it was not forecasting that it would complete planned orders for large sales of agricultural equipment to Russia and other countries in the region during 1998. As a result of not completing these sales and of lowering production for the year, Case expects its earnings, before restructuring charges, to be moderately below those of the third quarter of 1997, and that full-year earnings would be approximately 25 percent below comparable 1997 results.

     "The bold steps that we are taking enable us to proactively manage our business in light of an expected agricultural equipment market downturn," Rosso said. "Case is now positioned to deliver earnings in 1999 at comparable levels to 1998, despite a significantly lower retail environment for agricultural equipment.

     "Meanwhile, our construction equipment business continues to be strong, up 18 percent in the first half of this year, and we are steadily expanding the scope of our financial services business to build a greater source of non-cyclical earnings growth. By continually reducing costs throughout the company and by capitalizing on select growth opportunities within our worldwide business, we are focused on maximizing earnings under these business conditions."

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     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1997 revenues of $6 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

     The information included in this news release contains forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's and its customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1997, as filed with the Securities and Exchange Commission: Business--Employees, Business--Environmental Matters, Business--Significant International Operations, Business--Seasonality and Production Schedules, Business--Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.